UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported):

August 30, 2004

AUDIBLE, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

000-26529	22-3407945
(Commission File No.)	(IRS Employer Identification No.)

65 Willowbrook Boulevard
Wayne, NJ 07470
(Address of principal executive offices and zip code)

(973) 837-2700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 30, 2004, Audible Inc. ("Audible"), Verlagsgruppe Random House GmbH ("Random House") and Holtzbrinck Networxs AG ("Holtzbrinck") entered into a joint venture agreement (the "Joint Venture") to form Audible GmbH ("Audible Germany"). Random House is an affiliate of Bertelsmann AG. Bertelsmann AG and its affiliates own 8.2% of Audible’s common stock.

Audible Germany will have the exclusive rights to operate a German language Audible website. Under the Joint Venture, Random House and Holtzbrinck will each contribute $1,500,000 to capitalize Audible Germany. Audible may, but is not obligated to, contribute additional capital to the entity. Following the initial capitalization, Audible Germany’s ownership will be as follows: Audible - 51%; Random House - 24.5%; and Holtzbrinck - 24.5%.

In connection with the Joint Venture, on August 30, 2004, Audible entered into a license and services agreement with Audible Germany (the "License"). Under the License, Audible Germany intends to launch a German language spoken word audio service. The terms provide for Audible to provide intellectual property and substantially all of the technological infrastructure for the operation of the service. In return, Audible Germany will pay Audible $30,000 each month for a period of 30 months. Audible Germany will pay Audible royalties ranging from of 0.5% to 3% of revenue up to an annual royalty cap of approximately $2,000,000. The royalty rate is dependent upon the EBITA margins. The parties to the Joint Venture will split the profits of Audible Germany in accordance with their ownership interest.

Audible does not expect the royalties or profit sharing to begin prior to 2006.

Item 9.01. Financial Statements and Exhibits.

c) Exhibits.

Exhibit 99.1	Press Release dated August 30, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 31, 2004	Audible, Inc.

/s/ Andrew P. Kaplan
By: Andrew P. Kaplan
Title: Chief Financial Officer